SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2014

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 K Street NW, Washington, D.C. 20005

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (202) 312-9100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Departure of Certain Officers

On August 8, 2014, FTI Consulting, Inc. (“FTI Consulting” or the “Company”) announced that David G. Bannister will cease to serve as the Company’s Executive Vice President and Chairman of North America as a result of the elimination of that position, and his employment with the Company will end. The Company also announced that Roger D. Carlile, who, as previously disclosed in the Company’s Current Report on Form 8-K filed on July 31, 2014, will cease to serve as the Company’s Chief Financial Officer effective on or about August 25, 2014, will end his employment with the Company. The specific dates for these transitions have not yet been determined but in each case the transitions are expected to occur prior to September 30, 2014. The departures of Messrs. Bannister and Carlile will be treated as terminations of their employment with the Company for “Good Reason” for purposes of their respective existing compensatory arrangements with the Company. The Company is discussing with Messrs. Bannister and Carlile the possibility of entering into short-term consulting arrangements with each of them pursuant to which they would be paid a negotiated per diem fee for any services they provide at the request of the Company’s senior management, but no agreements have yet been reached.

(e)	Compensatory Arrangements of Certain Officers

Reference is made to the Item 5.02(b) disclosure in this Current Report on Form 8-K, which is hereby incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI Consulting, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: August 8, 2014	By:	/S/ ERIC B. MILLER
Eric B. Miller
Executive Vice President, General Counsel and Chief Risk Officer

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